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                                                                   EXHIBIT 23(A)





The Board of Directors
Healthdyne Information Enterprises, Inc.


We consent by incorporation by reference in the registration statement on Form S-8 of Healthdyne Information Enterprises, Inc. of our report dated February 14, 1996, relating to the consolidated balance sheet of Healthdyne Information Enterprises, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995 and for the period from June 15, 1994 (date of incorporation) to December 31, 1994 which report appears in the December 31, 1995, annual report on Form 10-K of Healthdyne Information Enterprises, Inc.



                                        KPMG PEAT MARWICK LLP

                                        /s/ KPMG Peat Marwick LLP




Atlanta, Georgia
July 16, 1996